EXHIBIT 10.2
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Confidential                       Jones Lang LaSalle Incorporated

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           LASALLE INVESTMENT MANAGEMENT LONG-TERM INCENTIVE
                         COMPENSATION PROGRAM
                         TERMS AND CONDITIONS


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I.   INTRODUCTION:

The LaSalle Investment Management Long-Term Incentive Compensation Program (the "Plan") is designed to provide certain LaSalle Investment Management ("LIM") executives ("Participants") an opportunity to further align their interests with those of the Jones Lang LaSalle Incorporated (the "Company") shareholders as well as to retain the Participants at the Company. The Plan provides incentives for the growth of LIM's core advisory revenues and margins, as well as incentives for attaining its performance/incentive fee projections. The Plan is designed with the flexibility to add additional Participants over time.


II.  TERMS:

PERFORMANCE
MEASUREMENT:     The Plan is comprised of two components:

                 1)   MODIFIED CASH FLOW ("MCF")

                      This component of the Plan is designed to recognize the value added the Company receives from LIM's entire business, including performance/incentive fees. MCF is defined as Pre-Global Operating Income less amortization and equity earnings. MCF is the metric by which the Plan's payouts are determined.

                 2)   MODIFIED BASE CASH FLOW ("MBCF")

                      This component of the Plan is designed to recognize the value added the Company receives from enhancing LIM's core advisory revenues and the resulting margins. MBCF is defined as MCF less incentive fees net of any related team incentive bonus. The MBCF is the metric by which the Plan's hurdles are measured, as described below.

                 Additional matters to be taken into account are as follows:

                 . Regarding control of overhead allocations (those which are outside LIM's span of control), annually during budget season a reasonable and fair allocation to LIM will be agreed upon based on all known facts, events and plans anticipated for the respective year.

                 . LIM will develop a list of existing incentive fee structures and forecasted payouts, and will update this list as required during the term of the Plan.



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PERFORMANCE
PAYOUTS: Payouts will be determined on a calendar year basis. In order to earn a payout under the Plan (the "Earned Payout"), both a MBCF margin and a MBCF Compound Annual Growth Rate ("CAGR"), using 2002 as the base year, must be met (collectively, "MBCF Hurdles"). In the event that both of the MBCF Hurdles are not met, the Earned Payout will be determined on the next lowest level for which both are met.

                 Outlined below are the Plan's escalating hurdles and payouts:


          MBCF             MBCF
Hurdle    Margin           CAGR        Payout
------    ------           ----        ------

i.        7.5% or >   &    >12.5%      10% of MCF >12.5% MBCF CAGR

ii.       10% or >    &    >15%        15% of MCF >15% MBCF CAGR

iii.      12.5% or >  &    >17.5%      17.5% of MCF >17.5% MBCF CAGR

iv.       15% or >    &    >20%        20% of MCF >20% MBCF CAGR


                 If LIM exceeds the MBCF Hurdles for a given year, the Participants would be allocated a percentage of the current year net amount of MCF above the respective MBCF CAGR.


PAYOUT
PROVISIONS:      .    The Plan's base MBCF for 2002 will equal $5.5
                      million for purposes of making calculations.

                 . Earned Payouts will be calculated annually and be paid: (1) 50% in cash (50% at the same time that bonus payments are made for the prior year and the remaining 50% twelve months thereafter) and (2) 50% in restricted shares granted as of January 1 following the year they were earned (50% of which will vest 24 months from the date of grant and the remaining 50% of which will vest 36 months from the date of grant).

                 . Participants must be employed by the Company to receive payment for any unvested cash or restricted shares, subject to 'Retirement and Death/
                      Disability' provisions below.

                 . The Company reserves the right to substitute cash for restricted shares at its sole discretion.


VESTING:

  CHANGE IN
  CONTROL        .    Vesting and distribution of all unvested cash and
                      restricted shares occurs immediately if a sale or change in control occurs, as determined by the Compensation Committee of the Board of Directors.







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                 .    In the event of a change of control of LIM or the
                      Company and the Participants are subsequently required to take a significant change in responsibility or reduction in compensation, Participants may choose to be treated as terminated without cause.

  TERMINATION    .    Participant forfeit unvested cash and restricted
                      shares if terminated with cause, including documented poor performance.

                 . Accelerated vesting, with distributions in accordance with the Payout Provisions above, for unvested cash and restricted shares occurs if terminated without cause, with the balance treated consistent with the terms of 'Retirement and Death/Disability'.

                 . Participants forfeit unvested cash and restricted shares if Participant elects to leave company on own accord, but not for retirement reasons.

  RETIREMENT
  AND DEATH/
  DISABILITY     .    For retirement prior to age 58, if approved by the
                      Company CEO in his sole discretion,accelerated vesting occurs for all of a Participant's unvested cash and restricted shares upon retirement , with payment or distribution in accordance with the Payout Provisions above, and no further benefits accrue. The factors that will be considered by the Company CEO in approving a retirement prior to age
                      58 will include, but not be limited to, age, tenure with the Company, position with the Company and plans for employment, if any, after retirement. For death or total disability at any age or retirement at age 58 or later, but prior to the end of the Plan term, accelerated vesting occurs for all of a Participant's unvested cash and restricted shares with payment or distribution in accordance with the Payout Provisions above and for Earned Payouts determined post retirement, death, or total disability, a Senior Participant's points will be reduced each year by 20% for the next three years.
                      Payment entitlements do not extend beyond three years (i.e.- points will equal 80% for the first year of retirement, 60% for the second year, 40% for the third year and 0% thereafter).

                 . For retirement at age 58 or later or death or total disability at any age and after the end of the Plan term, accelerated vesting occurs for all of a Participant's unvested cash and restricted shares with payment or distribution in accordance with the Payout Provisions above.


FORFEITURES:     .    All forfeited points will be reallocated to the
                      Reserve Pool, as defined under 'Allocation
                      Methodology'.   All forfeited cash and restricted
                      shares will be reallocated to Participants in the relevant Earned Payout on a prorata basis based on each Participant's specified points as a percent of the total.






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TERM:            .    The Plan will be effective through the calendar
                      year 2007.

                 . It is anticipated that a subsequent long-term plan would follow this Plan period, and such a plan would be revised for market competitive compensation, eligible participants, and business forecasts at that time.


ALLOCATION
METHODOLOGY:

  POINTS         .    A total of 100 points will be allocated out of the
                      Plan

                 . Initial permanent allocation of 60 points to create a pool that is allocated across eight initial senior Participants ("Senior Participants"), which cannot be reduced during the life of the Plan.

                 .    Not more than 35 of the remaining 40 points
                      ("Reserve Pool") may be allocated to:

                      1. current employees who are selected to become Senior Participants given the strength of their contributions to the growth of LIM;

                      2.    new hires who become Senior Participants; or

                      3. increase point allocations to individuals who are part of the initial group of Senior Participants, as appropriate, based on the value of the ongoing contribution made by the individual.

                 . LIM's CEO shall ensure that reasonable efforts are taken to identify new Senior Participants for grants out of the Reserve Pool, by either promoting from within or hiring from the outside, as appropriate to maximize the prospects of achieving LIM's growth opportunities.

  EARNED
  PAYOUTS        .    Annual allocation of the first $20 million of the
                      Earned Payout funds during life of the Plan:

                      1. First, to the Senior Participants according to their allocated points;

                      2. Second, at least 5 points but no more than 10 points worth will be allocated to Key
                            Employees;

                 .    The remaining Earned Payout funds will be
                      distributed across the Senior Participants by:

                      1. allocating 33% of any remaining amount on a pro-rata basis based on each Senior
                            Participant's specified points as a percent of the total;

                      2. allocating 67% to the Senior Participants based on the LIM CEO's objective/subjective assessment of each person's relative contribution to the success of LIM.




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                 .    If a payout equals more than $20 million during a
                      single year, LIM's CEO may elect to pay some portion or all of the amount over $20 million to other LIM employees who are viewed as future leaders of the business ("Key Employees"), subject to the approval of the Company's CEO. Any amount over $20 million not used for this purpose will be allocated in accordance with the Earned Payout allocation procedure above.

                 . All Senior Participant changes, either Participants and/or points, will be at the recommendation of LIM's CEO as agreed to by the Company CEO. Any recommendations not agreed to between the LIM CEO and Company CEO may be brought to the Compensation Committee of the Board of Directors for review.

                 . All recommendations related to the annual distribution will be made by LIM's CEO and submitted to the Company's CEO for final approval.


"ZERO SUM"
RULE:            .    LIM will not receive credit nor be penalized for
                      margin gained from the transfer of existing products and services from affiliates within the Company.

                 . To the extent LIM is able to improve margins related to products and services transferred to it from Company affiliated businesses, this margin enhancement would be included as part of the payment calculation. Each transfer, and the related base case margin impact on LIM's business, will be reviewed in advance by senior management within both the Company and LIM, and subsequently documented to guide future calculations related to realized margin enhancement activities.

                 . The Company acknowledges the Plan is a long-term compensation plan unique to the Participants of LIM in recognition of the competitive marketplace for the skills of Senior Participants. Participants also acknowledge that the goal of the plan is to accelerate the contribution of the business to the overall success of the Company, and therefore contribute to the success of the "One Firm Firm". In this regard, the Company recognizes that LIM, while acting in the best interests of its clients, must be able to select those service firms that LIM management believes are best capable in the marketplace of providing the various real estate property management, advisory and transactional services needed to create value for their clients, taking into account skills and capabilities, market costs and their ability to provide investment and leasing opportunities. Therefore, subject to the provisions above, should LIM not support the Company's overall mission, the Company's CEO will have the discretion to hold back up to 20% of the Earned Payout due to a Participant(s) in any given year. This hold back amount can subsequently be released if there is satisfactory resolution of the issue. The CEO of LIM may appeal to the Compensation Committee of the Board of Directors





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                      any decision by the Company CEO to hold back any
                      Earned Payout. The CEO of LIM will contact the Company CEO quarterly and inquire if there are any unresolved issues. Regardless, the Company CEO will notify the CEO of LIM in a timely fashion if any matters come to his attention that could have an impact on this provision.


ELIGIBILITY:     .    LIM designated executives, who will participate
                      based on point allocations.

                 . Senior Participants in this plan are not eligible for other long-term plans without the approval of the Company's CEO.

                 . Senior Participants participate in the Inter-national Director Co-Investment Long Term Incentive Plan for the 2002 plan year, but participation in plan years thereafter shall be determined in accordance with the terms of that plan.

                 . Senior Participants will not be eligible to receive Company financing for investing into LIM funds (existing financing would stay in place), except as may be required by a client of LIM, authorized by applicable law and approved by the Company CEO.


ADMINISTRATION:  .    Performance calculations managed through the
                      Company's Global Finance Group.


INTERPRETATION:  .    This Plan shall be interpreted by the Compensation
                      Committee of the Board of Directors and such interpretations shall be final. Any matters upon which the LIM CEO and Company CEO fail to reach agreement may be referred to the Compensation
                      Committee of the Board of Directors for resolution.

LOANS:           Not permitted.


AMENDMENTS:      It is the intent of both the Senior Participants and the
                 Company that the Plan not be amended during its term.
                 However, both acknowledge that at some point during its term it may be necessary to amend the Plan in order to maintain its original objectives. An amendment to the Plan may be proposed by either the Senior Participants
                 (provided they all agree to the proposal) or the Company by presenting it to the other party. Should the Company and the Senior Participants come to an agreement on the Amendment, the amendment shall be presented to the Compensation Committee for review and approval. In the event they are unable to come to an agreement on an amendment, the issue shall be presented to the Compensation Committee for resolution. Approval of the Compensation Committee of Board of Directors is required for any amendment.










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